Exhibit 4.54

EXECUTION DOCUMENT

As of March 20, 2009

PET Capital Partners LLC, as Agent
6800 Broken Sound Parkway, Suite 200
Boca Raton, FL  33487

Re:

FFN/PET Capital March 20, 2009 Limited Waiver

Ladies & Gentlemen:

Pursuant to Section 3.14 of that certain 13% Subordinated Term Loan Note due 2011 (the “Note”), by FriendFinder Networks Inc. (formerly known as Penthouse Media Group Inc.) (the “Company” or “Issuer”)), payable to PET Capital Partners LLC as Agent for the Holders listed on Schedule I to the Note, and guaranteed by the Subsidiary Guarantors party thereto, the Agent and the undersigned Holders hereby agree to waive each of the covenants identified on Schedule A attached to this FFN/PET Capital Limited Waiver, solely to the extent described on Schedule A (with each such waiver being effective as of the date such waiver is required to negate breach or non-compliance with the applicable covenant); provided that each such waiver shall remain effective only if the Company complies with the applicable restated obligation (if any) with respect to such waiver described on Schedule A.

Terms capitalized but not defined in this Letter Agreement have the respective meanings ascribed in the Note. This Letter Agreement may be executed via facsimile or e-mail, and in counterparts, all of which shall constitute one and the same instrument. Except as otherwise provided in this Letter Agreement, the Note remains in full force and effect.

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[signature page to limited waiver letter agreement]

Very truly yours,

PET CAPITAL PARTNERS LLC, as Agent and majority Holder

By:

/s/ Daniel C. Staton
Name:

Daniel C. Staton
Title:

Managing Member

cc:

FriendFinder Networks Inc.

6800 Broken Sound Parkway NW, Suite 100

Boca Raton, FL  33487

Please indicate your acceptance of the foregoing terms of this FFN/PET Capital Partners Limited Waiver by executing a copy and returning it to us.

ACCEPTED AND AGREED
FRIENDFINDER NETWORKS INC.

/s/ Ezra Shashoua

By:

Ezra Shashoua
Its:

CFO

Date:

3/20/09

Schedule A: Limited Waivers Granted

Waiver	Restated Obligation (if any)

The obligation under Note Section 6.15(3) to deliver for fiscal years 2007 and thereafter a written statement by the Issuer’s independent public accountant within 90 days after the end of such fiscal year.

None.

Any Event of Default arising under the Note, solely to the extent such Event of Default resulted or would result from a default that has occurred or is occurring under the agreements identified in Schedule B attached hereto.

None.

The obligation under Note Section 6.18 to cause newly-acquired or created Subsidiaries to execute a Guaranty pursuant to a joinder agreement in form and substance satisfactory to the Agent, and to execute and authorize the filing of Uniform Commercial Code financing statements and other recordings.

Company must complete this obligation by March 31, 2010.

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Schedule B

•

That certain Securities Purchase Agreement, dated as of August 17, 2005, relating to the 15% Senior Secured Notes due 2010 and certain other securities of FriendFinder Networks Inc., as amended, and that certain Securities Purchase Agreement, dated as of August 28, 2006, relating to the 15% Senior Secured Notes due 2010 and certain other securities of Company, and all related agreements, as amended.

•

That certain Securities Purchase Agreement, dated as of December 6, 2007, relating to the Senior Secured Class A Notes due 2011 issued by Interactive Network, Inc., and the Senior Secured Class B Notes due 2011, and certain securities of FriendFinder Networks Inc., and all related agreements, as amended.

•

That certain Sellers’ Securities Agreement, dated as of December 6, 2007, relating to the Subordinated Secured Notes due 2011 issued by Interactive Network, Inc., and certain securities of FriendFinder Networks Inc., and all related agreements, as amended.

•

Those certain 6% Subordinated Convertible Notes due 2011, dated December 6, 2007, June 30, 2008 and December 31, 2008, issued by Interactive Network, Inc.